JayHawk Announces the Drilling Program for its Uniontown Project in Bourbon and Crawford Counties in Kansas

Tuesday March 25, 8:45 am ET

BROOMFIELD, Colo.--(BUSINESS WIRE)--JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) announces strategic drilling & construction program.

“The execution of the purchase & sale agreements in the last two months has placed JayHawk Energy, Inc. into a position of several development opportunities,” stated Lindsay Gorrill, President and CEO.

JayHawk Energy, Inc. has compiled over 51,000 acres in the Bourbon and Crawford counties of Kansas through the initial acquisition of 35,000 acres in Bourbon County (known as our Uniontown project), and the Galaxy Energy, Inc. and the Missouri Gas Partners acquisitions (known as the Girard project). These projects bring 100% working interest to JayHawk Energy in over 51,000 acres. “We intend to be a major operator in the state of Kansas with this significant program coming together,” says Gorrill.

The acquisition of the pipeline was a critical piece of our strategic plan (see news release dated Feb. 28th, 2008), as our entire position and drill targets in the 51,000 acres can be tied into our 100% owned 16 mile pipeline. This pipeline is tied into a 2 million cubic ft sales pipeline and allows for substantial growth.

Over the next 6-8 months we will be dewatering and tying in over 30 already completed wells and drilling another 40 wells. Our goal is to have over 70 wells on stream and producing before the end of the year. “An average gas well in the Cherokee basin produces approx. 30-40 mcf per well, which is only the tip of the iceberg, as we have identified approximately 4,100 drilling targets, and the initial 40 wells will help outline a much larger future drilling program to derive benefit from our very large land position,” stated Lindsay Gorrill.

“We are ready to commence our program,” stated Gorrill. We have identified and booked contractors to begin working immediately. “These are exciting times for our company and its shareholders, as we look forward to building a solid and valuable company,” concluded Lindsay Gorrill.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

Contact:
JayHawk Energy, Inc.
Lindsay Gorrill, President & CEO
Joseph Young, CFO
Telephone: 303-327-1571
Facsimile: 303-327-1574
Toll Free: 877-321-HAWK